Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-163453
333-163453-09
333-163453-10
333-163453-11
333-163453-12
333-163453-13
333-163453-14
333-163453-15

POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

POWERSHARES DB ENERGY FUND

POWERSHARES DB OIL FUND

POWERSHARES DB PRECIOUS METALS FUND

POWERSHARES DB GOLD FUND

POWERSHARES DB SILVER FUND

POWERSHARES DB BASE METALS FUND

POWERSHARES DB AGRICULTURE FUND

SUPPLEMENT DATED SEPTEMBER 17, 2012 TO

PROSPECTUS DATED MAY 1, 2012

This Supplement updates certain information contained in the Prospectus dated May 1, 2012, as supplemented from time-to-time (the “Prospectus”), of PowerShares DB Multi-Sector Commodity Trust (the “Trust”), PowerShares DB Energy Fund, PowerShares DB Oil Fund, PowerShares DB Precious Metals Fund, PowerShares DB Gold Fund, PowerShares DB Silver Fund, PowerShares DB Base Metals Fund and PowerShares DB Agriculture Fund (collectively, the “Funds”). All capitalized terms used in this Supplement have the same meaning as in the Prospectus.

Prospective investors in the Funds should review carefully the contents of both this Supplement and the Prospectus.

* * * * * * * * * * * * * * * * * * *

All information in the Prospectus is restated pursuant to this Supplement, except as updated hereby.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the related Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS

OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED UPON THE

ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

DB COMMODITY SERVICES LLC

Managing Owner

I.    The initial 3 paragraphs under the sub-heading “Principals” on page 124 of the Prospectus are hereby deleted and replaced, in their entirety, by the following:

“The following principals serve in the below capacities on behalf of the Managing Owner:

Name	Capacity
Martin Kremenstein	Chief Executive Officer, Chief Investment Officer and Director
Michael Gilligan	Chief Financial Officer and Director
Alex Depetris	Chief Operating Officer and Director

DB U.S. Financial Markets Holding Corporation is also a principal of the Managing Owner.

The Managing Owner is managed by a Board of Managers. The Board of Managers is comprised of Messrs. Kremenstein, Depetris and Gilligan.”

II.    The biography of Hans Ephraimson set forth on pages 124 and 125 is hereby deleted, in its entirety.

III.    The biographies of Martin Kremenstein, Michael Gilligan and Alex Depetris set forth on page 125 of the Prospectus are hereby deleted and replaced, in their entirety, with the following:

“Martin Kremenstein joined Deutsche Bank AG, a large international financial institution, in August 2006, and serves as a Director in the DBX Group with responsibility for providing cross-asset investment solutions in the Americas. The DBX Group is the team that structures and manages exchange-traded products. Mr. Kremenstein serves as the Chief Executive Officer, Chief Investment Officer and Director of the Managing Owner. Mr. Kremenstein has been a principal and associated person of the Managing Owner since November 1, 2006 and November 3, 2006, respectively, and an associate member of the NFA since November 3, 2006. Prior to joining Deutsche Bank, Mr. Kremenstein worked for JPMorgan Chase, a large international financial institution, from September 1998 to August 2006, initially in London and then, from June 2003, in New York. Mr. Kremenstein received his B.A. from the University of Leeds in 1998.

Michael Gilligan joined Deutsche Bank AG, a large international financial institution, in March 2008 and is a Director in the Finance Group. Mr. Gilligan serves as a principal and Chief Financial Officer of the Managing Owner. Mr. Gilligan also serves as a Director of the Managing Owner. Mr. Gilligan has been a principal of the Managing Owner since April 29, 2008. Prior to joining Deutsche Bank, Mr. Gilligan worked for Credit Suisse, a large international financial institution, from September 1998 to March 2008 and held a number of positions in finance, including Controller of their residential and commercial real estate business; immediately prior to joining Deutsche Bank, Mr. Gilligan was the Chief Operating Officer of the Americas Credit Trading Group, a business group within Credit Suisse, from May 2007 to March 2008 with responsibility for the U.S. High Grade bond trading and Emerging Markets credit trading desks and his duties included business planning and management. Mr. Gilligan is a Chartered Accountant and received his Bachelors of Science in Management from Trinity College in 1989 and his Post Graduate Diploma in Professional Accounting from University College Dublin in 1990.

Alex Depetris joined Deutsche Bank AG, a large international financial institution, in June 2008 and serves as a Director in the DBX Group with responsibility for providing cross-asset investment solutions in the Americas. The DBX Group is the team that structures and manages exchange-traded products. Mr. Depetris serves as Chief Operating Officer and Director of the Managing Owner and is responsible for its general oversight and strategy. From June 9, 2008 to January 31, 2012, Mr. Depetris served as a Vice President of the Managing Owner and was responsible for the daily oversight of the Managing Owner. Mr. Depetris has been a principal and associated person of the Managing Owner since April 13, 2009 and June 17, 2009, respectively, and an associate member of the NFA since June 17, 2009. From December 2006 to May 2008, Mr. Depetris was an associate with the law firm of Arnold & Porter LLP in New York, and prior to that he was an associate with the law firm Sullivan & Worcester LLP in Boston, Massachusetts from September 2005 through November 2006. Mr. Depetris received his J.D. from Boston University School of Law in 2005 and his Bachelors of Science in Finance from University of Maryland, College Park in 2002.”

2